Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

CASCAL’S BOARD OF DIRECTORS TO RECOMMEND A DIVIDEND OF
9 CENTS PER SHARE TO ANNUAL GENERAL MEETING OF SHAREHOLDERS

London, U.K., July 1st, 2009 - Cascal N.V. (NYSE: HOO) (“the Company”), a leading provider of water and wastewater services in seven countries, today announced that its Board of Directors will recommend a dividend of 9 cents per share to its shareholders at Cascal’s Annual General Meeting of shareholders to be held in Amsterdam, The Netherlands during the month of August 2009.

Commenting on the recommendation, Stephane Richer, Cascal Chief Executive Officer, stated, “Given the unprecedented environment, our board has sought a balance between conserving capital resources for new investments and delivering a dividend. We believe the recommended dividend is a prudent course of action, maintaining our growth objectives and providing competitive yield for investors.”

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.3 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2009, filed with the SEC on July 1, 2009. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.
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